Exhibit 10.13

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This SEVERANCE AND CHANGE OF CONTROL AGREEMENT (“Agreement”) is effective as of August 2, 2010 by and between Kratos Defense & Security Solutions, Inc., (the “Company”) and Deborah S. Butera (“Butera”), as approved by the Company’s Board Compensation Committee.

A.            Butera is presently employed as General Counsel of the Company.

B.            As consideration for Butera’s agreement to continue her duties and responsibilities, the Company desires to give Butera certain protection if she is terminated from employment without Cause, or if there is a Change of Control of the Company, as defined and more particularly set forth below.

Therefore, in consideration of the promises and the mutual covenants contained below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.              Vesting Upon Change of Control.  Upon the closing of a transaction that constitutes a Change of Control (as defined in paragraph 3(a) below), the vesting of 50% of all stock options, stock appreciation rights, restricted stock units and any other equity awards granted to Butera under the Company’s equity incentive plans that as of the date of such Change of Control remain unvested shall accelerate, to the extent permissible by law, notwithstanding and in addition to any existing vesting provisions set forth in the applicable equity award agreement and/or the Company equity incentive plan.  On the one year anniversary of such Change of Control or upon a Triggering Event (as defined in paragraph 3(b) below), whichever occurs sooner, the remaining unvested portion of any outstanding equity awards shall immediately vest.

2.              Severance Payments.

(a)                                 If Butera (x) is terminated without Cause (as defined in paragraph 3(c) below) prior to a Change of Control or (y) is terminated as a result of a Triggering Event (as defined in paragraph 3(b) below) after a Change of Control (as defined in paragraph 3(a) below), then Butera will be entitled to receive in satisfaction of all obligations (other than as provided in paragraph 1 above) that the Company may have to Butera: (i) in the case of clause (x) hereof, severance compensation equal to six (6) months of her base salary then in effect; or in the case of clause (y) hereof, severance compensation equal to six (6) months of her base salary plus her maximum potential bonus amount for six (6) months; in either case, less applicable taxes and withholding; and, if needed by Butera, (ii) her then-current health insurance coverage, at the then current employee cost, during the six (6) month period following a termination in the case of clause (x) or during the six (6) month period following a resignation in the case of clause (y).  Such benefits will be provided for the six (6) month period following the date of Butera’s termination.  In addition in the event that Butera is terminated without Cause, the vesting of 100% of all stock options, stock appreciation rights, restricted stock units and any other equity awards granted to Butera under the Company’s equity incentive plans that as of the date of such termination remain unvested shall accelerate, to the extent permissible by law, notwithstanding and in addition to any existing vesting provisions set forth in the applicable equity award agreement and/or the Company equity incentive plan.  The foregoing severance compensation, health insurance coverage and acceleration of vesting will be conditioned upon Butera’s execution of a separation agreement with a release of claims reasonably satisfactory to the Company and such cash severance compensation shall be paid in a single lump sum payment within thirty (30) days following Butera’s execution of such separation agreement.

(b)                                 Notwithstanding any other provision of this Agreement to the contrary, if Butera is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the related guidance (“Section 409A”) at the time of Butera’s separation from service, then only that portion of the severance and benefits set forth in paragraph 2(a) above, together with any other severance payments or benefits, that may be considered deferred compensation under Section 409A, which (when considered together) do not exceed the Section 409A Limit (as defined below) and which qualify as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii), may be paid within the first six (6) months following Butera’s separation from service in accordance with paragraph 2(a) above or (for payments or benefits not provided under this Agreement) with the payment schedule applicable to each such other payment or benefit.  Otherwise, the portion of the severance and benefits provided under this Agreement, together with any other severance payments or benefits that may be considered deferred compensation under Section 409A, that would otherwise be payable within the six (6) month period following Butera’s separation from service will accrue during such six (6) month period and will be paid in a lump sum on the date six (6) months and one (1) day following the date of Butera’s separation from service (or the next business day if such date is not a business day).  All remaining severance payments and benefits will be payable in accordance with the payment schedule applicable to such payments or benefits.  For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) the sum of Butera’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of Butera preceding the taxable year of Butera’s separation from service from the Company as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any related Internal Revenue Service guidance; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which such separation from service occurs.

3.              Definition of Change of Control and Triggering Event.

(a)                                 A Change of Control means: (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of transactions, of more than 50% of the outstanding voting securities of the Company; (ii) a merger or consolidation of the Company with or into another entity after which the stockholders of the Company immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity; (iii) any action or event that results in the Board of Directors consisting of fewer than a majority of Incumbent Directors (“Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the date hereof, or (B) are elected or nominated for election, to the Board with affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination); or (iv) a sale of all or substantially all of the assets of the Company.

(b)                                 A Triggering Event means (i) Butera’s termination from employment by the Company without Cause; (ii) a material change in the nature of Butera’s role or job responsibilities so that Butera’s duties and responsibilities after the Change of Control, when considered in their totality as a whole, are substantially different in nature from the job duties Butera performed immediately prior to the Change of Control; or (iii) the relocation of Butera’s principal place of work to a location of more than thirty (30) miles from the location Butera was assigned to immediately prior to the Change of Control and more than 30 miles farther from Butera’s principal residence immediately prior to the Change of Control; provided, however, in the case of a Triggering Event described in clause (ii) or (iii) hereof, such condition shall not exist unless Butera provides written notice to the Company within ninety (90) days of its initial existence and the Company does not cure such condition within thirty (30) days from the date it receives such notice from Butera.  In addition, no Triggering Event will be deemed to have occurred unless Butera separates from service within twelve (12) months from the date such Triggering Event initially occurs.

(c)                                  “Cause” means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Butera with respect to Butera’s obligations or otherwise relating to the business of the Company; (ii) Butera’s material breach of this Agreement or the Company’s standard form of confidentiality agreement; (iii) Butera’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (iv) Butera’s failure to perform her duties and responsibilities as General Counsel to the reasonable satisfaction of the Board after being provided with notice thereof and thirty (30) days opportunity to remedy such failure; and (v) Butera’s willful neglect of duties or performance.  Notwithstanding the foregoing, a termination under subsection (v) shall not constitute a termination for “Cause” unless the Company has first given Butera written notice of the offending conduct (such notice shall include a description of remedial actions that the Company reasonably deems appropriate to cure such offending conduct) and a thirty (30) day opportunity to cure such offending conduct.  In the event the Company terminates Butera’s employment under subsection (v), the Company agrees to participate in binding arbitration, if requested by Butera, to determine whether the cause for termination was willful neglect of duties or poor performance as opposed to some other reason that does not constitute Cause under this Agreement.

4.              General Provisions.  Nothing in this Agreement is intended to change the at-will nature of Butera’s employment with the Company.  This Agreement and Butera’s offer letter and the Proprietary Information and Innovations Agreement signed by Butera, constitute the entire agreement between Butera and the Company with respect to Butera’s employment with the Company.  No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties.

5.              Compliance with Section 409A of the Code.  This Agreement is intended to comply with Section 409A of the Code (or any regulations or rulings thereunder), and shall be construed and interpreted in accordance with such intent.  Notwithstanding anything to the contrary in this Agreement, the Company, in the exercise of its sole discretion and without the consent of Butera, may amend or modify this Agreement in any manner in order to meet he requirements of Section

409A as amplified by any Internal Revenue Service or U.S. Treasury Department guidance.  Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A shall have no force and effect until amended to comply with Code Section 409A (which amendment shall be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).  Butera is encouraged to consult a tax adviser regarding the potential impact of Section 409A.

6.              Parachute Payment Excise Tax.

(a)                                 In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to Butera for Butera’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Butera’s employment with the Company or a Change of Control (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Butera with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Butera will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Butera of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of Butera’s failure to file timely a tax return or pay taxes shown due on Butera’s return) imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Butera retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)                                 An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by the Company.  The Company shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Butera within fifteen (15) days of the date of Butera’s termination, if applicable, or such other time as requested by Butera (provided Butera reasonably believes that any of the Payments may be subject to the Excise Tax).  If requested by Butera, the Company shall furnish Butera, at the Company’s expense, with an opinion reasonably acceptable to Butera from the Company’s accounting firm (or an accounting firm of equivalent stature reasonably acceptable to Butera) that there is a reasonable basis for the Determination.  Any Gross-Up Payment determined pursuant to this paragraph 6 shall be paid by the Company to Butera within five (5) days of receipt of the Determination.

(c)                                  As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”).

(d)                                 An Underpayment shall be deemed to have occurred (A) upon notice (formal or informal) to Butera from any governmental taxing authority that Butera’s tax liability (whether in respect of Butera’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (B) upon a determination by a court, or (C) by reason of determination by the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return).  If an Underpayment occurs, Butera shall promptly notify the Company and the Company shall promptly, but in any event at least five (5) days prior to the date on which the applicable government taxing authority has requested payment, pay to Butera an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of Butera’s failure to file timely a tax return or pay taxes shown due on Butera’s return) imposed on the Underpayment.

(e)                                  An Excess Payment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which Butera had previously received a Gross-Up Payment.  A “Final Determination” shall be deemed to have occurred when Butera has received from the applicable government taxing authority a refund of taxes or other reduction in Butera’s tax liability by reason of the Excise Payment and upon either (A) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Butera and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (B) the statute of limitations with respect o Butera’s applicable tax return has expired.  If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be repaid by Butera to the Company unless, and only to the extent that, the repayment would either reduce the amount on which Butera is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(f)                                   Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

Deborah S. Butera

Dated:	/s/ Deborah S. Butera

Kratos Defense & Security Solutions, Inc.

Dated:	/s/ Eric DeMarco
By: Eric DeMarco, President and CEO